Exhibit 10.16

PEGASUS SOLUTIONS, INC.

2005 EXECUTIVE OFFICER BONUS PLAN SUMMARY

     Effective as of March 8, 2005, the Compensation Committee of the Board of Directors of Pegasus Solutions, Inc. (the “Company”) established a bonus plan for 2005 pursuant to which the executive officers are eligible to receive an annual cash bonus subject to the attainment of certain Company and individual performance criteria during the 2005 fiscal year. The amount of the annual cash bonus is based on a percentage of each executive’s annual salary, with the target amount per year for each particular executive ranging from 25% to 100% of the executive’s annual base salary (the “Target Bonus”). The specific percentage of the Target Bonus to be awarded an executive is based upon a 2005 adjusted earnings per share (“adjusted EPS”) goal and the achievement of individualized goals specific to each executive officer, such as improving customer satisfaction, delivering key projects within timing and budget goals, managing and reducing certain expenditures, achieving specific revenue goals and achieving specified growth goals with respect to certain service offerings (the “Individualized Targets”). A percentage of the Target Bonus is attributable to the adjusted EPS goal and each Individualized Target. Failure of the Company to achieve the adjusted EPS goal or failure of the executive to achieve the Individualized Targets could result in elimination or reduction of the bonus depending upon the percentage attributable to the unmet performance criteria. The executive is eligible to receive a specified percentage of the Target Bonus in excess of the Target Bonus in the event the executive satisfies all of the Individualized Targets and the Company exceeds its adjusted EPS goal. Each of the current executive officers of the Company listed in the Company’s proxy statement is eligible under the bonus plan. However, there is no formal agreement with respect to each executive’s annual bonus, the payment of which is ultimately discretionary as determined by the Compensation Committee. The Company uses adjusted EPS in connection with the bonus plan because it believes this measure enables a more thorough evaluation of the Company’s current performance as compared to past performance and provides a better baseline for assessing the Company’s future earnings expectations.